Exhibit 4.1

AMENDMENT NO. 4

dated as of June 18, 2014

to

Trust Indenture

of SPDR® GOLD TRUST

dated as of November 12, 2004

This Amendment (this “Amendment”), dated as of June 18, 2014, is to the Trust Indenture (the “Trust Indenture”) of the SPDR® GOLD TRUST (the “Trust”), dated as of November 12, 2004, and as amended from time to time, between World Gold Trust Services, LLC, as the sponsor of the Trust (the “Sponsor”), and The Bank of New York Mellon, as the trustee of the Trust (the “Trustee”). This Amendment will become effective 45 calendar days from the date first set forth above.

WHEREAS, the Sponsor wishes to amend the Trust Indenture for the following reasons: (i) to provide that Creation Baskets shall only be issued and delivered by the Trustee after the Creation Basket Gold Deposit Amount received by the Trust from a Participant has been transferred from the Trust Unallocated Account to the Trust Allocated Account; (ii) to make explicit that the Sponsor may direct the Trustee to remove a Custodian to the extent permitted by, and in the manner provided by, the Custody Agreements; (iii) to add a provision that defines the record date for all matters requiring a record date under the Trust Indenture; (iv) to clarify the methodology used by the Trustee to value the Gold held by the Trust and the Net Asset Value per SPDR® Gold Share of the Trust on each Business Day; (v) to make explicit that the Sponsor has the right to waive part or all of the fee it receives from the Trust for its services under the Trust Indenture; and (vi) to clarify the right of the Sponsor (a) to register or qualify the SPDR® Gold Shares or to list the SPDR® Gold Shares on exchanges and securities markets and to maintain or discontinue any such registrations, qualifications or listings, in each case in such jurisdictions as the Sponsor may determine, and (b) to take certain actions in connection therewith that are not otherwise provided for in the Trust Indenture;

WHEREAS, Section 10.01 of the Trust Indenture provides, in pertinent part, that the Sponsor and the Trustee may amend the Trust Indenture “to cure any ambiguity or to correct or supplement any provision hereof which may be defective or inconsistent or to make such other provisions in regard to matters or questions arising hereunder as will not materially adversely affect the interests of Beneficial Owners as determined in good faith by the Sponsor”; and

WHEREAS, all conditions and requirements necessary to make this Amendment a valid instrument that is legally binding on the parties hereto and on the Beneficial Owners have been satisfied.

NOW, THEREFORE, the Sponsor and the Trustee agree as follows:

1. (a) Section 2.03(a)(iii) of the Trust Indenture is hereby amended to read in its entirety as follows:

(iii)	After accepting a Participant’s Purchase Order, the Trustee will issue and deliver Creation Baskets to fill a Participant’s Purchase Order at or shortly after 11:00 a.m. New York time on the third Business Day after the Purchase Order Date, but only if by such time the Trustee has received (A) for its own account, the Transaction Fee, (B) for the account of the Trust, the Cash Deposit, if any, and (C) notice from the Custodian (which need not be the Custodian’s official report of transactions for such day) that (1) the Custodian has received for the account of the Trust to the credit of the Trust Unallocated Account (or other Custody Account provided for in the relevant Custody Agreement), from the Participant Unallocated Account (or other account of the Participant from which Gold may be transferred to the Trust in accordance with the relevant Custody Agreement) the Creation Basket Gold Deposit Amount due from the Participant submitting the Purchase Order and (2) the Custodian has transferred an amount at least equal to the Creation Basket Gold Deposit Amount from the Trust Unallocated Account (or other Custody Account provided for in the relevant Custody Agreement) to the Trust Allocated Account (or other Custody Account provided for in the relevant Custody Agreement).

(b) The first sentence of Section 3.02(b) of the Trust Indenture is hereby amended to read in its entirety as follows:

(b) From time to time, the Sponsor may direct the Trustee (i) to remove the Custodian to the extent permitted by, and in the manner provided by, the Custody Agreements or (ii) to employ one or more other custodians (each, an “Additional Custodian” or a “Successor Custodian”) in addition to or in replacement of the Initial Custodian or any Successor Custodian or Additional Custodian for the safekeeping of Gold and services in connection with its deposit and delivery, provided that the Sponsor may not direct the employment of a Successor Custodian or an Additional Custodian without the Trustee’s consent, if such employment would have a materially adverse effect on the Trustee’s performance of its duties hereunder.

(c) (1) The definition of “Distribution Date” set forth in Article I of the Trust Indenture is hereby amended to read in its entirety as follows:

Distribution Date.

The date(s) for distribution of amounts from the Cash Account pursuant to Section 3.05(d), established by the Sponsor and Trustee pursuant to Section 3.12.

(2) The definition of “Record Date” set forth in Article I of the Trust Indenture is hereby amended to read in its entirety as follows:

Record Date.

The date(s) established by the Sponsor and the Trustee pursuant to Section 3.12 for distributions from the Cash Account pursuant to Section 3.05(d).

(3) The following new Section 3.12 is hereby added to the Trust Indenture:

Section 3.12. Fixing of Record Date.

Whenever any distribution will be made, or whenever the Trustee receives notice of any solicitation of proxies or consents from Beneficial Owners, or whenever for any reason there is a split, reverse split or other change in the outstanding SPDR® Gold Shares, or whenever the Trustee shall find it necessary or convenient in respect of any matter, the Trustee, in consultation with the Sponsor, shall fix a record date for the determination of the Beneficial Owners who shall be (i) entitled to receive such distribution or the net proceeds of the sale thereof, (ii) entitled to give such proxies or consents in respect of any such solicitation, (iii) entitled to receive SPDR® Gold Shares as a result of any such split, reverse split or other change and (iv) entitled to act in respect of any other matter for which the record date was set.

(d) The following new sentences are hereby added to the end of Section 4.01 of the Trust Indenture:

Gold deliverable under a Purchase Order shall be included in the evaluation beginning on the first Business Day following the Purchase Order Date therefor. Gold deliverable under a Redemption Order shall not be included in the evaluation on and after the first Business Day following the Redemption Order Date therefor.

(e) (1) The following clause is hereby deleted from the last sentence of the first paragraph of Section 5.01 of the Trust Indenture:

(which shall take into account the settlement of Creation Baskets and Redemption Baskets occurring on such date)

(2) The following new sentences are hereby added to the end of the first paragraph of Section 5.01 of the Trust Indenture:

For purposes of this Section 5.01: (i) SPDR® Gold Shares deliverable under a Purchase Order shall be considered to be outstanding beginning on the first Business Day following the Purchase Order Date therefor; and (ii) SPDR® Gold Shares deliverable under a Redemption Order shall not be considered to be outstanding on and after the first Business Day following the Redemption Order Date therefor. Fractions smaller than $0.01 shall be disregarded in such evaluations.

(f) The following new sentences are hereby added to the end of Section 7.04 of the Trust Indenture:

The Sponsor may, at its sole discretion and from time to time, waive all or a portion of its fee payable under this Section 7.04 for such periods of time as shall be specified in the Sponsor’s written notice of such fee waiver to the Trustee. The Sponsor is under no obligation to waive its fees hereunder, and any such waiver shall create no obligation to waive fees during any period not covered by the applicable waiver. Any fee waiver by the Sponsor shall not operate to reduce the Sponsor’s obligations hereunder

(g) Section 10.02 of the Trust Indenture is hereby amended to read in its entirety as follows:

Section 10.02. Registration (Initial and Continuing) of SPDR® Gold Shares; Listing of SPDR® Gold Shares; Certain Securities Law Filings.

The Sponsor agrees and undertakes on its own part or to appoint an agent (i) to prepare and file a registration statement with the SEC under the Securities Act of 1933, as amended, and take such action as is necessary from time to time to qualify the SPDR® Gold Shares for offering and sale under the federal securities laws of the United States, including the preparation and filing of amendments and supplements to such registration statement, (ii) promptly to notify the Trustee of any such amendment or supplement to the registration statement or Prospectus and of any order preventing or suspending the use of the Prospectus; (iii) to provide the Trustee from time to time with copies, including copies in electronic form, of the Prospectus, in such quantities as the Trustee may reasonably request, (iv) to prepare and file any periodic reports or updates that may be required under the Securities Exchange Act of 1934, as amended, (v) to take such action as is necessary or advisable from time to time to register or qualify the SPDR® Gold Shares for offering and sale under the securities or blue sky laws of those States of the United States or other jurisdictions as the Sponsor may select, to maintain any such registration or qualification in effect for so long as the Sponsor may determine and to discontinue any such registration or qualification at such time as the Sponsor may determine and (vi) to take such action as is necessary or advisable from time to time to list the SPDR® Gold Shares on the Exchange and on such other exchanges or securities markets in such jurisdictions as the Sponsor may select, to maintain any such listing in effect for as long as the Sponsor may determine and to discontinue any such listing at such time as the Sponsor may determine. In connection with the registration or qualification of the SPDR® Gold Shares in jurisdictions other than the States of the United States and the maintenance or discontinuance thereof or the listing of the SPDR® Gold Shares on exchanges or securities markets in such jurisdictions and the maintenance or discontinuance thereof, the Sponsor may in its sole discretion take such action that is not otherwise contemplated for the Sponsor under this Agreement, including assuming duties, obligations and liabilities not otherwise contemplated under this Agreement. Fees and expenses related to the registration, qualification, maintenance or discontinuance of the SPDR® Gold Shares for offering and sale, the listing, maintenance or discontinuance of the SPDR® Gold Shares on the Exchange and on one or more other exchanges or securities markets, the preparation and filing of the Trust’s periodic and other reports required under federal, state or foreign securities or other laws, registration charges, blue sky fees, printing costs, mailing costs, attorney’s fees and other miscellaneous out-of-pocket expenses related to the activities described in this Section 10.02 shall be borne by the Trust in the manner provided for by Section 3.05.

2. Except as modified by this Amendment, the Trust Indenture shall remain unmodified and in full force and effect.

3. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Trust Indenture.

4. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sponsor and the Trustee have duly executed and delivered this Amendment as of the date first above written.

World Gold Trust Services, LLC, as Sponsor

By:	/s/ Kevin Feldman
Name:	Kevin Feldman
Title:	CEO

The Bank of New York Mellon, as Trustee

By:	/s/ Stephen Cook
Name:	Stephen Cook
Title:	Managing Director

[Signature Page to Amendment No. 4 to
Trust Indenture of SPDR® GOLD TRUST]